EXHIBIT 99.1

Criticare Systems, Inc. Announces Contract Award to Supply Vital Signs Monitors for over 50 Domestic Plasma Collection Centers

MILWAUKEE--(BUSINESS WIRE)—August 3, 2006--CRITICARE SYSTEMS, INC. (AMEX:CMD - News). Criticare Systems, Inc. today announced the receipt of an order to replace all vital signs monitors in over 50 domestic plasma collection centers. This is a multi-year agreement with the initial order exceeding one million dollars. The company is targeting to complete shipments against this requirement by the end of the current fiscal quarter. Criticare CEO, Emil Soika stated, “We are extremely pleased to have been selected as the company of choice for this extensive clinical application and look forward to a long and successful relationship with the management team at the plasma centers.”

The specific Criticare product utilized in this application is a recent release and has been met with very enthusiastic market response.

In other news, the company is announcing its preliminary, unaudited fiscal 2006 net sales. Criticare achieved net sales of $31,350,000 in fiscal 2006 compared to $26,780,000 in fiscal 2005, an increase of $4,570,000 or 17%. The company’s cash balance improved along with continuing to operate in a debt free status. Criticare will release its full financial information for fiscal 2006 following completion of the audit.

Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements. Such statements refer to the Company's beliefs and expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described. Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the company's markets. Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.